                                                                    EXHIBIT 10.3
                             PROCUREMENT AGREEMENT



          This Procurement Agreement ("Agreement") is entered by and among General Wireless, Inc., a Delaware corporation (hereinafter called "GWI") with its principal place of business at 6688 N. Central Expressway, Suite 1170, Dallas, Texas, 75206, Mitsui & Co. (U.S.A.), Inc. ("Mitsui USA") and Mitsui Comtek Corp. ("Comtek") (all of which are collectively referred to herein as "Mitsui").

                                  WITNESSETH:

          WHEREAS, GWI is in the process of raising up to seventy-five million dollars ($75,000,000) in a private placement (the "Private Placement") the net proceeds of which shall be used, among other things, to obtain broadband PCS (Block C) licenses from the Federal Communications Commission and to provide new mobile communication services; and

          WHEREAS, Mitsui has agreed to participate in the Private Placement by purchasing (or arranging for the purchase, together with Mitsui & Co., Ltd. and another Japanese corporation) of a total of ten million ($10,000,000) of Class C Common Stock of GWI pursuant to the terms of certain shareholder and subscription agreements by and among the parties (collectively referred to herein as the "Stock Agreement") subject to the consent of the board of directors of each of Mitsui & Co., Mitsui USA and Comtek, and the execution of this Agreement; and

          WHEREAS, subject to the terms and conditions contained herein, GWI wishes to enlist the assistance of Mitsui to act as a procurement consultant to secure proposals for the supply of certain equipment for GWI and Mitsui wishes to assist GWI in performing such services as further described herein.

          NOW, THEREFORE, the parties agree as follows:

I.   Procurement Services.

     A. Subject to all the terms and conditions of this Agreement, GWI hereby appoints Mitsui for the term of this Agreement as, and Mitsui hereby agrees to act for GWI as a procurement consultant to search for and obtain agreements with vendors, including those vendors set forth on Exhibit A ("Exclusive Vendors") for the supply of certain network equipment, handsets, and other products and materials that GWI may authorize Mitsui to procure from time to time ("Equipment"). Mitsui shall be the exclusive procurement consultant with respect to the Exclusive Vendors and, subject to the provisions of paragraph D hereof, a non-exclusive procurement consultant with respect to vendors not listed on Exhibit A who have their headquarters in Asia ("Non-Listed Vendors"; Non-Listed Vendors and Exclusive Vendors, collectively, "Vendors").

     B. The parties agree that six months after the closing date of the Stock Agreement, and thereafter from time to time, the parties shall discuss whether to make any substitutions to the list of vendors set forth on Exhibit A. All substitutions shall be mutually agreed by the parties in writing.

     C. Mitsui agrees to use its best efforts to provide the services described below (all of which are collectively referred to herein as the "Services") for the term of this Agreement. Such services may be amended from time by the agreement of the parties in writing.

          1. Find, contact and secure proposals from Vendors to supply Equipment to GWI in favorable terms;

          2. Obtain price quotations for Equipment from Vendors at GWI's request and present such quotations to GWI;

          3. Discuss and negotiate with Vendors to obtain the most favorable prices and terms for GWI;

          4. Arrange for insurance and delivery of Equipment to the final destination requested by GWI;

          5. Discuss with Vendors the terms for providing other services in connection with the Equipment, such as installation, maintenance and support;

          6. Contact and negotiate with financial institutions and entities and individuals to provide financing for purchases of Equipment to GWI; and

          7. Provide advice as to the most favorable financing terms from such financial institutions.

     D. GWI shall from time to time submit to Mitsui a request for proposal ("RFP") for proposals GWI wishes to receive in writing from vendors including the equipment, quantity, price, payment, financing proposals, delivery terms and such other information as GWI may reasonably require ("Proposals"). Mitsui may solicit Proposals from Exclusive Vendors set forth in Exhibit A with respect to the Equipment set forth therein and Non-Listed Vendors, provided Mitsui gives prior written notice to GWI of the Non-Listed Vendors from which Mitsui wishes to solicit Proposals. Mitsui shall act as exclusive procurement consultant with respect to the Exclusive Vendors, and for a period of six months from the date Mitsui receives any RFP, shall act, at GWI's sole discretion and direction, provided GWI shall discuss with Mitsui any decision not to appoint Mitsui as exclusive procurement consultant for a Non-Listed Vendor, as exclusive procurement consultant with respect to Non-Listed Vendors for such RFP. Such Non-Listed Vendors may be added to Exhibit A in accordance with the provisions of paragraph B above.

     E. All Proposals will be promptly forwarded to GWI for acceptance or rejection. GWI's decisions regarding the Proposals will be promptly communicated to Mitsui. Mitsui is not authorized to and will not purport to accept any Proposal or to otherwise bind or make any representation, warranty or commitment (whether on price, delivery terms or any other matter whatsoever) on behalf of GWI and will indemnify GWI from any damages, settlements, expenses, costs and attorneys' fees incurred as the result of any breach of this sentence. Mitsui understands that GWI is not bound to any term with respect to any Proposal until it has accepted such Proposal and Mitsui will not imply or represent anything to the contrary to any person or entity.

     F. GWI shall have the right in its sole discretion to determine whether to accept or

                                       2.

reject any Proposal submitted by Mitsui. GWI shall notify Mitsui in writing within a reasonable timeframe of its decision. Except as expressly stated in this Agreement, nothing in this Agreement shall be construed as limiting in any manner GWI's activities or its appointment of other dealers, agent or representatives of any kind. The parties agree that all Equipment shall be purchased from vendors directly by GWI, and that unless otherwise agreed to in writing by Mitsui and GWI, Mitsui shall (i) not be a party to any agreements ("Purchase Agreements") with respect to such purchases, (ii) not have any obligation to provide any financing for the purchase of Equipment, or to pay any costs which may be incurred by GWI in purchasing or financing the purchase of the Equipment, and (iii) not have any responsibilities to GWI or the vendors in connection with any such purchases or otherwise with respect to the Equipment. GWI agrees it shall promptly indemnify, defend and hold harmless Mitsui against any damages, losses, liabilities, costs and expenses, including reasonable attorneys' fees, which may be suffered, sustained, incurred or required to be paid by Mitsui by reason of any claims which may be brought against Mitsui, by a vendor or by any other party, in connection with GWI's purchase, use or sale of the Equipment; provided GWI shall have no indemnity obligation under this sentence with respect to claims which arise due to acts or omissions of Mitsui not authorized under this Agreement, or otherwise authorized in writing by GWI.

II.  Procurement Manager.

     A. Mitsui shall appoint one Mitsui employee to work at GWI's facilities during the term of this Agreement as the designated "Procurement Manager" who shall assist Mitsui in providing the Services under this Agreement. With prior written notice to GWI, Mitsui shall have the right to send trainees and/or engineers to assist the activities of the Procurement Manager subject to written approval by GWI. Such Procurement Manager (and any trainee and/or engineer) shall be considered solely an employee of Mitsui and not a GWI employee or agent. The Procurement Manager (and any trainee and/or engineer) is an independent contractor to GWI in the performance of this Agreement. Mitsui shall be responsible for compliance with all laws, rules and regulations including, but not limited to, salary, payment of taxes, workers' compensation insurance, disability benefits, unemployment, social security and other payroll taxes. Mitsui agrees to defend, indemnify and hold GWI harmless from any and all claims made by any entity on account of an alleged failure by Mitsui to satisfy all such obligations.

     B. GWI shall provide the Procurement Manager reasonable access to its facilities and access to all GWI vendor information and shall allow the Procurement Manager to be involved in GWI's decision-making process by reporting to GWI Proposals and making recommendations regarding the most qualified vendor, all subject to any applicable law. The Procurement Manager is not authorized to and will not purport to accept any Proposal or otherwise bind or make any representation, warranty or commitment (whether on price, delivery terms or any other matter whatsoever) on behalf of GWI.

     C. Upon the request of either party, Mitsui agrees to immediately replace the Procurement Manager with an individual who is acceptable to GWI.

     D. The Procurement Manager shall have the right to attend Mitsui meetings, on a reasonable basis and at Mitsui's sole cost and expense.

     E. Mitsui agrees that the Procurement Manager shall comply with all of GWI's

                                       3.

internal rules and regulations made known to the Procurement Manager, as well as where required, any federal, state or local government regulations while working on the premises of GWI. Mitsui agrees to indemnify and hold GWI harmless from and against any losses, damages, claims, demands, suits, liabilities, expenses (including reasonable attorneys' fees) incurred by GWI that arise out of the alleged failure of the Procurement Manager to abide by such rules and regulations.

III. Compensation

     A. As partial consideration for the covenants of Mitsui contained herein, during the term of this Agreement, GWI will pay Mitsui:

          1. A retainer fee equal to three hundred and fifty thousand dollars ($350,000) per year to be paid quarterly within thirty (30) days after the end of each calendar quarter; and

          2. A personnel fee equal to one hundred fifty thousand dollars ($150,000) per year for expenses incurred by the Procurement Manager, such fee to be paid monthly within thirty (30) days of the end of each calendar month.

     B. In the event that Mitsui reduces the $10 million equity investment in GWI provided for in the Stock Agreement (other than a reduction (i) resulting from any sale(s) or transfer(s) by Mitsui to any parent, subsidiary or affiliate, or to Kenwood Corporation, or (ii) required by any rules or regulations of the Federal Communications Commission) then the retainer and personnel fee payable to Mitsui as set forth in clauses (1) and (2) above shall be reduced by a proportional amount calculated by taking the reduced investment and dividing it by the initial $10 million. In no event shall the retainer and personnel fee increase without the mutual written consent of both parties.

     C. As compensation for the Services rendered by Mitsui, GWI will pay Mitsui a commission as set forth below on the total purchase price paid for any Equipment purchased and accepted by GWI or any subsidiary or affiliate of GWI (net for shipping, insurance, taxes, duties or other similar amounts) (the "Purchase Price") in respect of Proposals procured by and forwarded to GWI by Mitsui. Mitsui shall be entitled to such commission even if GWI is directly or indirectly involved in discussions or negotiations with the Vendors. In the event GWI requests Mitsui to provide services for the purchase of Equipment from any vendor other than the Vendors, GWI agrees to pay Mitsui a commission as set forth below.

          1. The commission shall equal four percent (4%) of the Purchase Price where Mitsui is involved in arranging or negotiating the purchase of the Equipment; and

          2. The commission shall equal six percent (6%) of the Purchase Price where Mitsui is involved in arranging and actually secures favorable financing terms for the purchase of the Equipment.

     D. In the event that Mitsui is involved in negotiating the final purchase contract and securing financing for the particular Equipment, Mitsui is entitled to only one commission equal to six percent (6%) of the Purchase Price with respect to such Equipment.

     E. Notwithstanding the foregoing, GWI shall pay no commissions to Mitsui with

                                       4.

respect to proposals solicited or procured other than in compliance with this Agreement.

     F. GWI will pay commissions to Mitsui as follows net thirty (30) days following the date the Equipment that is subject to commissions is delivered; provided, however, that in each year of this Agreement, payments to Mitsui on account of the first one hundred and fifty thousand ($150,000) of commissions owed to Mitsui shall be reduced by one half.

     G. Notwithstanding the foregoing, GWI shall pay no commissions to Mitsui with respect to (1) purchase from any vendor that offers GWI unsolicited proposals in respect of product line discontinuation, excess inventory reductions or special product close-outs, (2) deals for Equipment that are negotiated after the expiration or termination of this Agreement, or (3) proposals solicited or procured other than in compliance with this Agreement.

IV.  Responsibilities of Mitsui

     A. Mitsui shall comply with good business practices and all applicable laws and regulations and shall diligently perform all other duties as mutually agreed upon herein. Mitsui will keep GWI informed as to all complaints or problems (and the resolution thereof) regarding GWI.

     B. Mitsui shall employ sufficient qualified employees and agents to assist in diligently performing all of its duties as mutually agreed upon herein and shall take advantage of technical training programs offered by GWI for such persons at Mitsui's expense. Mitsui is responsible for all reasonable and necessary expenses incurred by Mitsui in connection with rendering the Services under this Agreement.

     C. Mitsui agrees to comply with all export laws and restrictions and regulations of the Department of Commerce or other United States of foreign agency or authority, and not to knowingly export, or knowingly allow the export or re-export of any Proprietary Information (as defined below) or Equipment in violation of any such restrictions, laws or regulations, or, without all required licenses and authorizations, to Afghanistan, the People's Republic of China or any Group Q, S, W, Y or Z country specified in the then current Supplement No. 1 to Section 770 of the U.S. Export Administration Regulations (or any successor supplement or regulations). Without limitation of the foregoing, Mitsui agrees to commit no act which, directly or indirectly, would violate any United States law, regulation, or treaty or any other international treaty agreement, relating to the export or re-export of any Equipment or associated technical data or products thereof to which the United States adheres. Mitsui will bear all expenses and costs related to its compliance with such laws, regulations or treaties, whether incurred by it or GWI. Mitsui agrees to indemnify GWI against any claim, demand action, proceeding, investigation, loss, liability, cost and expense (including attorney's fees) suffered or incurred by GWI and arising out of or related to any violation (whether intentional or unintentional) by Mitsui of any of the warranties or covenants in this section.

V.   Term and Termination

     A. Unless terminated earlier as provided herein, this Agreement shall have a term of five (5) years commencing on the date hereof. This Agreement shall be automatically renewed for additional period(s) of one year each unless either party gives the other party written notice of its intention not to renew at least ninety (90) days prior to the expiration of this Agreement or any renewal thereof.

                                       5.

     B. This Agreement may be terminated by either party for cause immediately upon the occurrence of any of the following events:

          1. If the other party ceases to do business, or otherwise terminates its business operations or if there is a material change in control of the other party (excluding transfers in ownership to affiliates); or

          2. If the other party breaches any provision of this Agreement and (except in the case of a material compromise of Proprietary Information where termination shall be effective immediately upon notice) fails to fully cure such breach within thirty (30) days or such longer time as is provided herein of written notice from the non-defaulting party describing the breach; or

          3. If the other party shall seek protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other party.

          4. If Mitsui reduces its aggregate equity investment to less than $3 million. For purposes of this Article V.B.4, Mitsui's equity investment shall include the investment in GWI of any parent, subsidiary or affiliate of Mitsui as well as of Kenwood Corporation.

     C. Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other arising from or incident to any termination of this Agreement which complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expenses.

     D. Upon termination or expiration of this Agreement for any reason whatsoever, Mitsui (i) shall immediately discontinue all representations or statements from which it might be inferred that any relationship exists between GWI and Mitsui and (ii) will cease to solicit or procure Proposals (but will not act in any way to damage the reputation of GWI).

     E. Upon termination of this Agreement by either party or naturally at the end of the term:

          1. Except as otherwise provided herein, all rights and licenses of Mitsui and all obligations of GWI hereunder shall terminate (other than with respect to obligations incurred prior to termination). Mitsui shall have no rights to receive any commissions or other fees after termination or expiration of this Agreement, except to the extent GWI received a Proposal prior to expiration or termination and received delivery of Equipment in respect of such Proposal after termination or expiration of the Agreement.

          2. Each party will immediately return to the other all Proprietary Information of the other party in each party's possession, custody or control (including copies thereof).

          3. Except as provided herein, the provisions of this Agreement shall remain in effect after termination (including, without limitation, the natural expiration hereof).

VI.  Proprietary Information

                                       6.

     A. Each party acknowledges that, in the course of performing under this Agreement, each party may obtain from the other certain business, technical and financial information which is of a confidential and proprietary nature ("Proprietary Information"). Such Proprietary Information may include, without limitation, computer codes, trade secrets, know-how, inventions, techniques, processes, programs, algorithms, schematics, data, customer lists, financial information and sales and marketing plans. The receiving party shall, at all times, both during the term of this Agreement and for the three (3) year period after its termination, keep in trust and confidence all Proprietary Information of the disclosing party, and shall not use such Proprietary Information other than in the course of its duties as expressly provided in this Agreement, nor shall the receiving party disclose any such Proprietary Information to any person without the disclosing party's prior written consent. Each party acknowledges that any such Proprietary Information received by it shall be received as a fiduciary of the other. Notwithstanding the foregoing, GWI recognizes that it may be necessary for Mitsui to disclose Proprietary Information of GWI to Vendors. GWI will permit such disclosure to the extent necessary, provided the Vendor executes an appropriate non-disclosure agreement reasonably satisfactory to GWI.

     B. The receiving party shall not be bound by this Section VI. with respect to information the receiving party can document (i) at the date hereof has entered or later enters the public domain as a result of no act or omission of the receiving party or its employees, or agents or (ii) is lawfully received by the receiving party from third parties without restriction and without breach of any duty of nondisclosure by any such third party or (iii) was rightfully in the possession of the receiving party without restriction prior to its disclosure by the disclosing party, (iv) is independently developed by the receiving party by employees without access to the other party's similar Proprietary Information, or (v) it is required by law to disclose.

VII. Relationship of Parties.

     The parties hereto expressly understand and agree that Mitsui is an independent contractor in the performance of each and every part of this Agreement and (except for actions permitted to be taken by the Procurement Manager pursuant to Article II hereof) is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith and for any and all claims, liabilities or damages or debts of any type whatsoever that may arise on account of Mitsui's activities, or those of, its employees or agents in the performance of this Agreement. Mitsui has no authority, right or ability to bind or commit GWI in any way (including, without limitation, by accepting orders) or sell any Products and will not attempt to do so or imply that it may do so. GWI is in no manner associated with or otherwise connected with the actual performance of this Agreement on the part of Mitsui, nor with Mitsui's employment of other persons or incurring of other expenses. Except as expressly provided herein, GWI shall have no right to exercise any control whatsoever over the activities or operations of Mitsui.

VIII.  Miscellaneous

     A. Neither this Agreement nor any right or obligation hereunder is capable of being assigned by Mitsui or GWI without the prior written consent of the other and any purported transfer or assignment will be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the successors and assigns

                                       7.

(whether by operations of law, merger, change of control or otherwise) of the parties.

     B. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

     C. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

     D. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision.of this Agreement may be waived (either generally or any particularly instance and either retroactively or prospectively) only with the written consent of GWI and Mitsui.

     E. This Agreement shall be governed by and construed under the laws of the State of New York and the United States as applied to agreements among California residents entered into and to be performed entirely within New York. The parties shall use their best efforts to resolve any disputes among them by mutual accord. Any dispute or controversy arising out of or relating to this Agreement or a breach hereof that cannot be settled by mutual accord of the parties shall be settled by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Each party to the dispute shall select one arbitrator, and the two arbitrators shall select the third arbitrator. All decisions and awards rendered by the arbitrators shall be binding and final as to all questions submitted to the arbitrators and judgment upon the award may be entered in any court having jurisdiction over the parties to the dispute. The arbitrators shall have the authority to award expenses (including fees of counsel and any experts) in such manner as the arbitrators determine is just and equitable.

     F. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the parties to be notified or upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid and addressed to the party to be notified (i.e., President) as the address indicated for such party on the signature page hereof, or at such other address as the party may designate by ten (10) days advanced written notice to the other party.

     G. This Agreement is the sole agreement between the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements or discussions between the parties with respect to the subject matter hereof.

     H. Termination of this Agreement shall not be an exhaustive remedy for breach of this Agreement and, whether or not termination is effected, all other remedies will remain available.

     I. Mitsui shall only furnish Proprietary Information obtained from GWI to those of its employees (or those employees of its parent, subsidiaries or affiliates) with a need to know the same for purposes of enabling Mitsui to exercise its rights and carry out its responsibilities under this Agreement, and Mitsui shall inform all such recipients of and take reasonable measures to insure that such recipients comply with Mitsui's confidentiality obligations

                                       8.

hereunder.

                                       9.

     IN WITNESS WHEREOF, the parties have entered into this Agreement effective as of the Closing Date.


                                 GENERAL WIRELESS, INC.


                              By
                                ---------------------------------------
                              -----------------------------------------

               Address:
                              -----------------------------------------
                              -----------------------------------------



                              MITSUI & CO. (U.S.A.) INC.


                              By
                                ---------------------------------------
                              -----------------------------------------

               Address:
                              -----------------------------------------
                              -----------------------------------------


                              MITSUI COMTEK CORP.


                              By
                                ---------------------------------------
                              -----------------------------------------

               Address:
                              -----------------------------------------
                              -----------------------------------------


                                      10.

                                   EXHIBIT A

                                    VENDORS


1.   Vendors for Network Equipment

     (a)  Nokia
     (b)  NEC
     (c)  Innova
     (d)  Digital Microwave
     (e)  Anritsu

2.   Vendors for Handsets

     (a)  Kenwood
     (b)  Toshiba
     (c)  Casio
     (d)  NEC
     (e)  Nokia
     (f)  Oki

                                      11.